CONTACT:  Liz Merritt, Rural/Metro Corporation, (480) 606-3337
          FD Morgen-Walke, Investor Relations
          Jim Byers (investors), (415) 439-4504
          Christopher Katis (media), (415) 439-4515

FOR IMMEDIATE RELEASE

                        RURAL/METRO ANNOUNCES PRELIMINARY
                              THIRD-QUARTER RESULTS

     SCOTTSDALE, ARIZ. (June 16, 2003) - Rural/Metro Corporation (Nasdaq:
RURLE), a leading national provider of ambulance and fire protection services, announced today the preliminary unaudited results of its fiscal 2003 third quarter ended March 31, 2003.

     As previously announced, the company has identified the need to increase the provisions for doubtful accounts in certain prior periods by an aggregate amount in the range of $35 million to $45 million. The company now believes that its operating results for periods prior to fiscal 2002 will require adjustment and as a result, the financial statements for certain of those periods will require restatement. The company is continuing to determine the final amount of the required restatement adjustments as well as the amounts applicable to the respective fiscal periods. The company is providing its preliminary unaudited operating results for the three and nine months ended March 31, 2003 and 2002, as management does not currently believe that the operating results for those periods will be impacted by the restatement adjustments. However, until the company's work is complete, there is a possibility that such amounts will require revision.

     For the three months ended March 31, 2003, the company reported net revenue of $125.3 million, representing a $4.8 million, or 4%, increase over the $120.5 million reported for the corresponding period of the prior fiscal year. For the nine months ended March 31, 2003, the company reported net revenue of $374.3 million, representing a $23.0 million, or 6.5%, increase over the $351.3 million reported for the nine months ended March 31, 2002. Same-service-area medical transportation revenue increased 3.3% and 6.6% for the respective 2003 quarter and year-to-date periods compared to the corresponding periods in 2002. Cash collections averaged $1.8 million per day for the three- and nine-month periods ended March 31, 2003, compared to $1.7 million per day for the same periods of the prior year.

     The company reported net income of $1.7 million for the three months ended March 31, 2003, or $0.03 per share on a fully diluted basis, compared to net income of $4.4 million for the three months ended March 31, 2002, or $0.28 per share on a fully diluted basis. The decline in net income between periods is primarily due to increased general liability, workers' compensation, and health insurance costs, as well as increased interest expense on the company's amended credit facility.

     On a year-to-date basis, the company reported net income of $17.9 million in 2003, or $0.88 per share on a fully diluted basis, compared to a net loss in the corresponding period in fiscal 2002 of $43.2 million, or $2.82 per share on a fully diluted basis. Year-to-date net income in 2003 included a $12.5 million gain related to the disposition of the company's Latin American operations, while the net loss in 2002 included a charge of $49.5 million relating to the adoption, effective July 1, 2001, of the new goodwill accounting standard.

     For the nine months ended March 31, 2003, the company generated cash flow from operating activities of $3.8 million, which represents a $0.3 million or 7.3% increase over cash flow from operating activities in the 2002 year-to-date period.

     Jack Brucker, President and Chief Executive Officer, said, "Cash collections remain strong and demonstrate the efforts we have made to improve overall revenue quality. Our operating statistics, including average patient charge and average daily cash collections, also have trended positively as we continue to grow our business through new and renewal contracts and improve our operating cash flow performance."

     For the nine months ended March 31, 2003, the company generated earnings before interest, income taxes, depreciation and amortization (EBITDA) of $49.0 million compared with negative EBITDA of $13.6 million in the corresponding period in 2002. EBITDA in the 2003 period included a $12.5 million gain from the disposal of the company's Latin American operations while the 2002 amount included a $49.5 million charge resulting from the adoption of the new goodwill accounting standard effective July 1, 2001. Excluding those items, the company's EBITDA for the nine months was $36.5 million in 2003 compared with $35.9 million in 2002.

     The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditure, and working capital requirements. Additionally, the company's management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of EBITDA to cash provided by operating activities in the accompanying table.

     During the third quarter of 2003, the company was awarded renewal contracts to remain the exclusive ambulance provider to medical facilities at Ohio State University in Columbus, Ohio, and to continue as the 911 provider in Jeffersontown, Kentucky, which is near Louisville. The company was also awarded a new contract to provide ambulancebilling services to the City of Tucson, Arizona.

     During the fourth quarter of 2003, the company was awarded a new, four-year exclusive contract in Las Cruces, New Mexico, in which Rural/Metro's Southwest Ambulance division unseated the incumbent provider. Additionally, the Fort Worth Area Metropolitan Ambulance Authority awarded the company a six-year renewal contract valued at approximately $70 million to serve as the exclusive ambulance service provider in Fort Worth and 12 surrounding communities. The Aurora, Colorado, City Council also unanimously approved a two-year contract renewal for the company to continue as the city's exclusive emergency services provider.

     As stated earlier, the company continues to work to complete its analysis with respect to the anticipated restatement of prior-period financial statements. Brucker continued, "The fundamental strength and improvements we have made in recent years remain unchanged, as the anticipated restatement adjustments will have no impact on current cash balances or previously reported cash flows from operating activities. We are making every effort to complete the filing of our Form 10-Q for the third quarter ended March 31, 2003 as soon as possible."

       As previously announced, the company remains out of compliance with certain of the reporting obligations contained in its amended credit facility and bond indenture due to delays in the filing of its Form 10-Q for the third quarter as well as any amendments to its previous public filings which may be required. The restatement adjustments will also cause the company to be out of compliance with one of the financial covenants contained in its amended credit facility. The company continues to work with its lenders on a variety of alternatives to address these issues.

     Additionally, Rural/Metro will appear before the Nasdaq Qualifications Panel to discuss the company's current noncompliance with the timely reporting requirements for continued listing on the Nasdaq SmallCap Market. The company currently remains in compliance with all other continued listing standards. The company's common stock will continue to be traded under the ticker symbol "RURLE" pending the Panel's final determination or until the Form 10-Q for the fiscal 2003 third quarter is filed.

     Following is a summary of certain of the company's key operating statistics:

                   Q1 '02      Q2 '02        Q3 '02       Q4 '02       Q1 '03      Q2 '03        Q3 '03
                 (9/30/01)   (12/31/01)    (3/31/02)    (6/30/02)    (9/30/02)   (12/31/02)    (3/31/03)
                 ---------   ----------    ---------    ---------    ---------   ----------    ---------
NET REVENUE      $  116.5     $  114.3     $  120.5     $  120.3     $  125.6     $  123.4     $  125.3
                  million      million      million      million      million      million      million
--------------------------------------------------------------------------------------------------------
AVERAGE EMS
PATIENT
CHARGE (1)       $    267     $    271     $    281     $    284     $    287     $    291     $    301
--------------------------------------------------------------------------------------------------------
EMS
TRANSPORTS (2)    265,076      256,292      265,207      259,090      263,194      256,710      261,627
--------------------------------------------------------------------------------------------------------

(1) Average Emergency Medical Services (EMS) Patient Charge is defined as gross EMS transport revenue less provisions for Medicare, Medicaid and contractual discounts and bad debt expense divided by EMS transports. For the purpose of this calculation, revenue related to capitated contracts is excluded.

(2) EMS transports are defined as actual patient transports, including those under capitated contract arrangements.

     Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 26 states and more than 400 communities throughout the United States. For more information, visit the company's web site at www.ruralmetro.com.

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE FINAL DETERMINATION OF THE RESTATEMENT ADJUSTMENTS RELATING TO THE ALLOWANCE FOR MEDICARE, MEDICAID AND CONTRACTUAL DISCOUNTS AND DOUBTFUL ACCOUNTS AND THE EFFECT THEREOF, IF ANY, ON THE COMPANY'S THIRD-QUARTER RESULTS REPORTED HEREIN; THE COMPANY'S ABILITY TO RETAIN ITS NASDAQ SMALLCAP MARKET LISTING; THE COMPANY'S ABILITY TO COLLECT ITS ACCOUNTS RECEIVABLE; COMPETITORS' ACTIONS; LITIGATION MATTERS; AND THE COMPANY'S ABILITY TO SUSTAIN OPERATING CASH FLOW, SECURE NEW CONTRACTS, RETAIN EXISTING CONTRACTS, IMPROVE EARNINGS AND OPERATING MARGINS, FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS, EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE, AND THE COMPANY'S ABILITY TO CURE OR OBTAIN A WAIVER OF COVENANT NON-COMPLIANCE OR AN AMENDMENT TO ITS CREDIT FACILITY OR INDENTURE. ADDITIONAL FACTORS THAT COULD AFFECT THE COMPANY ARE DESCRIBED IN ITS FORM 10-K AS AMENDED FOR THE YEAR ENDED JUNE 30, 2002 UNDER THE CAPTION "RISK FACTORS" IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION, AND OTHER FACTORS AS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

                             RURAL/METRO CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
           FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2003 AND 2002
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                     THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                       MARCH 31, 2003            MARCH 31, 2002
                                                                   ----------------------    ----------------------
                                                                     2003         2002         2003         2002
                                                                   ---------    ---------    ---------    ---------
NET REVENUE                                                        $ 125,259    $ 120,508    $ 374,288    $ 351,315
                                                                   ---------    ---------    ---------    ---------
OPERATING EXPENSES
  Payroll and employee benefits                                       70,789       65,392      212,134      199,618
  Provision for doubtful accounts                                     17,590       18,146       55,332       51,517
  Depreciation and amortization                                        3,332        3,773       10,081       11,715
  Other operating expenses                                            24,404       22,625       70,149       66,513
                                                                   ---------    ---------    ---------    ---------
          Total operating expenses                                   116,115      109,936      347,696      329,363
                                                                   ---------    ---------    ---------    ---------

OPERATING INCOME                                                       9,144       10,572       26,592       21,952
  Interest expense, net                                               (7,355)      (6,241)     (20,732)     (18,716)
  Other                                                                   --           --           --            9
                                                                   ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES AND THE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                              1,789        4,331        5,860        3,245
  INCOME TAX (PROVISION) BENEFIT                                        (136)        (200)        (246)       1,405
                                                                   ---------    ---------    ---------    ---------
INCOME FROM CONTINUING OPERATIONS BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                            1,653        4,131        5,614        4,650
INCOME FROM DISCONTINUED OPERATIONS (including gain on
  disposal of Latin American operations of $12,488 in 2002)               --          233       12,332        1,694
                                                                   ---------    ---------    ---------    ---------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE                                              1,653        4,364       17,946        6,344

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                       --           --           --      (49,513)
                                                                   ---------    ---------    ---------    ---------

NET INCOME (LOSS)                                                      1,653        4,364       17,946      (43,169)
Less: Accretion of redeemable preferred stock                         (1,202)          --       (2,403)          --
                                                                   ---------    ---------    ---------    ---------

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK                       $     451    $   4,364    $  15,543    $ (43,169)
                                                                   =========    =========    =========    =========
INCOME (LOSS) PER SHARE
  Basic-
    Income from continuing operations before cumulative
      effect of change in accounting principle less accretion of
      redeemable preferred stock                                   $    0.03    $    0.27    $    0.20    $    0.31
    Income from discontinued operations                                   --         0.02         0.77         0.11
                                                                   ---------    ---------    ---------    ---------
    Income before cumulative effect of change in accounting
      principle less accretion of redeemable preferred stock            0.03         0.29         0.97         0.42
    Cumulative effect of change in accounting principle                   --           --           --        (3.28)
                                                                   ---------    ---------    ---------    ---------

    Net income (loss) applicable to each common share              $    0.03    $    0.29    $    0.97    $   (2.86)
                                                                   =========    =========    =========    =========
  Diluted-
    Income from continuing operations before cumulative
      effect of change in accounting principle less accretion of
      redeemable preferred stock                                   $    0.03    $    0.27    $    0.18    $    0.30
    Income from discontinued operations                                   --         0.01         0.70         0.11
                                                                   ---------    ---------    ---------    ---------
    Income before cumulative effect of change in accounting
      principle less accretion of redeemable preferred stock       $    0.03    $    0.28    $    0.88    $    0.41
    Cumulative effect of change in accounting principle                   --           --           --        (3.23)
                                                                   ---------    ---------    ---------    ---------

    Net income (loss) applicable to each common share              $    0.03    $    0.28    $    0.88    $   (2.82)
                                                                   =========    =========    =========    =========

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC                          16,153       15,120       16,096       15,084
                                                                   =========    =========    =========    =========

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED                        17,243       15,626       17,680       15,331
                                                                   =========    =========    =========    =========

                             RURAL/METRO CORPORATION
                RECONCILIATION OF EBITDA TO CASH FLOW PROVIDED BY
                    OPERATING ACTIVITIES FOR THE NINE MONTHS
                          ENDED MARCH 31, 2003 AND 2002

                                                            2003         2002
                                                         ---------    ---------
                                                        (Unaudited)  (Unaudited)

Net income (loss)                                        $  17,946    $ (43,169)
Plus:
   Depreciation and amortization                            10,105       12,250
   Interest expense, net                                    20,732       18,716
   Income tax provision (benefit)                              246       (1,405)
                                                         ---------    ---------

EBITDA                                                      49,029      (13,608)
Plus (minus):
   Gain on disposal of Latin American operations           (12,488)          --
   Cumulative effect of change in accounting principle          --       49,513
                                                         ---------    ---------

Supplemental EBITDA                                         36,541       35,905

Plus (minus):
   Interest expense, net                                   (20,732)     (18,716)
   Income tax provision (benefit)                             (246)       1,405
   Gain on sale of property and equipment                     (162)        (294)
   Provision for doubtful accounts                          55,332       51,662
   Equity earnings net of distributions received            (1,640)        (614)
   Amortization of deferred financing costs                  1,963          591
   Amortization of debt discount                                19           19
   Changes in operating assets and liabilities             (67,262)     (66,406)
                                                         ---------    ---------

      Cash flow provided by operating activities         $   3,813    $   3,552
                                                         =========    =========

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditure, and working capital requirements. Additionally, the company's management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The $12.5 million gain on the disposal of the Latin American operations in 2003 and the $49.5 million cumulative effect charge resulting from the adoption of the new goodwill standard in 2002 are required items in the determination of net income (loss) for the respective periods under generally accepted accounting principles. The company has provided a supplemental EBITDA measure which excludes these items as it believes that such information is relevant and useful to analysts, investors.